EXHIBIT 10.1

BB&T CORPORATION

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS’

DEFERRED COMPENSATION PLAN

•	Effective January 1, 1997

•	Amended and Restated Effective November 1, 2001

•	Amended and Restated Effective January 1, 2005

BB&T CORPORATION

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS’

DEFERRED COMPENSATION PLAN

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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BB&T CORPORATION

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS’

DEFERRED COMPENSATION PLAN

Section 1. Establishment and Purpose.

1.1 Establishment of Plan. Effective as of January 1, 1997, BB&T Corporation (“BB&T”) (formerly, Southern National Corporation) adopted the “Southern National Corporation Non-Employee Directors’ Deferred Compensation and Stock Option Plan” (the “Prior Plan”). As of May 16, 1997, the name of the Prior Plan was changed to the “BB&T Corporation Non-Employee Directors’ Deferred Compensation and Stock Option Plan.” The Prior Plan was amended and restated, effective as of November 1, 2001, and the name was changed to the BB&T CORPORATION NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION AND STOCK OPTION PLAN; and, since the Board previously determined that Options would not be granted after December 31, 2004, by this amendment and restatement the name is hereby changed to the BB&T Corporation Amended and Restated Non-Employee Directors’ Deferred Compensation Plan (the “Plan”). All benefits from this Plan shall be payable solely from the general assets of BB&T and participating Affiliates.

1.2 409A Amendment and Restatement. Effective as of January 1, 2005, the Plan has been amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder by the United States Department of the Treasury and/or Internal Revenue Service (collectively “Section 409A”). To the extent applicable, BB&T intends that the Plan comply with Section 409A, and the Plan shall be construed consistent with this intent.

1.3 Purpose of Plan. The purpose of the Plan is to promote the interests of BB&T and its Affiliates by affording an incentive to Non-Employee Directors to remain in Service with BB&T and its Affiliates and to use their best efforts on behalf of BB&T and its Affiliates. The Plan accomplishes this purpose by providing Non-Employee Directors the opportunity to defer receipt of all or a specified part of their Board compensation received as a Non-Employee Director to a future date pursuant to Section 3 of the Plan.

1.4 Federal Income Tax Considerations. Consistent with the purpose of the Plan as recited herein, there are certain federal income tax considerations that should result from the election to defer compensation.

1.4.1 Election to receive deferred compensation. Under current Treasury Regulations, the election by a Participant to defer cash compensation under the Plan should not result in the receipt of taxable income by such Participant or the allowance of a deduction by BB&T for federal income tax purposes. A Participant who defers compensation under the Plan should realize ordinary income, however, at the time such compensation is actually received by such Participant. To the extent that any Participant realizes such ordinary income, BB&T should be entitled to a corresponding deduction for federal income tax purposes.

1.4.2 Options in Lieu of Fees. As of January 1, 2005, Participants can no longer elect to receive Options under the Plan in lieu of fees.

1.4.3 No Guarantee of Tax Treatment. Notwithstanding any other provision of the Plan, although the Company shall use its best efforts to structure the Plan to avoid current taxation and the imposition of taxation, penalties, and interest under Section 409 A, the tax treatment of Participant deferrals, earnings, Options, and benefits under the Plan shall not be, and is not, warranted or guaranteed. The Company and its designees shall not be held liable for any taxes, penalties, or other monetary amounts owed by a Participant, former Participant, Beneficiary, or other person as a result of any deferral or payment or exercise of Option under the Plan.

Section 2. Definitions and Construction.

Wherever appropriate, words used in the Plan in the singular may include the plural, or the plural may be read as the singular. References to one gender shall include the other.

Whenever used in this Plan, including Section 1 and this Section 2, the following capitalized terms shall have the meaning set forth below (unless otherwise indicated by the context).

2.1 “Accrued Benefit” means with respect to each Participant the balance credited to his Deferred Compensation Account as of the applicable Adjustment Date following adjustment thereof as provided in Sections 3.6 and 3.7.

2.2 “Adjustment Date” means each day securities are traded on the New York Stock Exchange, except regularly scheduled holidays of Branch Banking and Trust Company, a North Carolina corporation with its principal office at Winston-Salem, North Carolina.

2.3 “Affiliate” means any corporation which, with BB&T, is a member of a controlled group of employers under Section 414(b) of the Code, and any other entity with which BB&T would be considered to be a single employer under Section 414(c) of the Code, applied using 50% as the percentage of ownership required under such Code sections.

2.4 “BB&T” means BB&T Corporation, a North Carolina corporation with its principal office in Winston-Salem, North Carolina, or any successor thereto by merger, consolidation or otherwise.

2.5 “BB&T Common Stock” means BB&T’s $5 par value common stock.

2.6 “Beneficiary” means the person, persons, or entity designated or determined pursuant to the provisions of Section 9 of the Plan (i) to receive the balance of a Participant’s Deferred Compensation Account, if any, after his death, and (ii) to succeed to a Participant’s right to exercise any Option, if any, by reason of such Participant’s death.

2.7 “Board” means the Board of Directors of BB&T. For purposes of Section 2.21, Board shall also include the Board of Directors of each participating Affiliate.

2.8 “Code” means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

2.9 “Committee” means the Administrative Committee provided for in Section 5.

2.10 “Company” means BB&T and participating Affiliates. See Section 13 for special provisions concerning participating Affiliates.

2.11 “Crediting Rate” means the rate in effect as of the first day of each Plan Year and utilized throughout the entire Plan Year in crediting interest to the balance in the Fixed Rate Accounts of each Participant. The Crediting Rate shall be determined in the manner described in Exhibit A attached hereto, as the same may be amended from time to time by the Committee. Prior to the beginning of each Plan Year, the Committee shall notify the Participants in writing of the Crediting Rate for such Plan Year.

2.12 “Deferral Election Form” means the election form (including a form in electronic, telephonic, or other format) executed by the Participant pursuant to the provisions of Sections 3.1.

2.13 “Deferred Compensation Account” means the separate bookkeeping account to be kept for each Participant to which Deferred Compensation Credits shall be credited. Separate sub-accounts shall be established and maintained with respect to the separate bookkeeping account, which sub-accounts shall include a “Fixed Rate Account” and one or more “Investment Fund Accounts.” The Fixed Rate Account and the Investment Fund Accounts shall be adjusted in the manner provided in Sections 3.6 and 3.7.

2.14 “Deferred Compensation Credits” means the amounts credited to the Participant’s Deferred Compensation Account by the Committee pursuant to the provisions of Section 3.6.

2.15 “Distribution Election Form” means the distribution election form (including a form in electronic, telephonic, or other format) executed by the Participant pursuant to the provisions of Section 3.3.

2.16 “Effective Date” means January 1, 2005.

2.17 “Entry Date” means January 1 of each Plan Year or, if applicable, the date specified in Section 3.1.3(b).

2.18 “Investment Fund” means the mutual funds described in Exhibit B attached hereto, as the same may be amended from time to time by the Committee. Prior to the beginning of each Plan Year, the Committee shall notify the Participants in writing of the Investment Funds for such Plan Year. Each mutual fund described in Exhibit B is sometimes referred to herein as “Investment Fund.”

2.19 “Investment Fund Credit” means, with respect to each Investment Fund, a bookkeeping unit used for the purpose of crediting deemed shares of the Investment Fund to the corresponding Investment Fund Account of each Participant. Each Investment Fund Credit shall be equal to one share of the Investment Fund. The value of each Investment Fund Credit shall be equivalent to the net value of a share of the Investment Fund as of the applicable Adjustment Date.

2.20 “Meeting Fees” means the sum of all Board and any Board committee meeting fees received by a Non-Employee Director as compensation for services as a Non- Employee Director.

2.21 “Non-Employee Director” means (i) any Non-Employee BB&T Director, or (ii) any active member of the Board of Directors of an Affiliate of BB&T who is not an employee of BB&T or any of its Affiliates.

2.22 “Non-Employee BB&T Director” means any active member of the Board of BB&T who is not an employee of BB&T or any of its Affiliates.

2.23 “Option” means a right to purchase one or more shares of BB&T Common Stock, as granted and determined in accordance with the provisions of the Plan in effect prior to January 1, 2005.

2.24 “Participant” means with respect to any Plan Year a Non-Employee Director who has entered the Plan and any former Non-Employee Director who has a vested Accrued Benefit under the Plan. A Non-Employee Director or former Non-Employee Director who was a Participant in the Plan on December 31, 2004, shall continue to be a Participant in the Plan, as amended and restated for Section 409A, on January 1, 2005. Subject to Section 3, a Non-Employee Director who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the Entry Date determined by the Committee. A Participant shall cease to be a Participant as of the date he ceases to be a Non-Employee Director and ceases to have a vested Accrued benefit under the Plan. The Participants, who are Non-Employee Directors, in the Plan are designated on Exhibit C attached hereto, as the same may be amended from time to time by the Committee.

2.25 “Plan” means the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan, effective as of January 1, 2005, an unfunded, non- qualified deferred compensation as herein set out or as duly amended.

2.26 “Plan Year” means each calendar year beginning on January 1 and ending on December 31 during the continuation of the Plan.

2.27 “Retainer Fee” means the annual retainer received by a Non-Employee Director as compensation for services as a Non-Employee Director.

2.28 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder by the United States Department of the Treasury and/or Internal Revenue Service.

2.29 “Separation from Service” means the termination from service of a Non- Employee Director with BB&T and all Affiliates for any reason other than death. Whether a Non-Employee Director has incurred a Separation from Service shall be determined in accordance with Section 409A.

2.30 “Service” means service to the Company as a Non-Employee Director.

Section 3. Deferred Compensation. A Participant, who is a Non-Employee Director, who defers compensation pursuant to this Section 3 must submit timely elections on the Deferral Election Form and the Distribution Election Form as provided herein. If no timely Deferral Election Form is filed, the amount deferred shall be zero. If a Deferral Election Form is timely but no timely Distribution Election Form is filed, the time and form of distribution shall be pursuant to the default provisions of Section 3.3.

3.1 Election to Defer.

3.1.1 Deferred Compensation Election. A Participant, who is a Non-Employee Director, may elect to participate in the Plan by executing a Deferral Election Form. Such Deferral Election Form shall specify the type and amount of fees being deferred. A Participant may defer receipt of an amount equal to 0%, 50% or 100% of the Retainer Fee and 0%, 50% or 100% of the Meeting Fees otherwise payable to him for Services to be performed during the immediately following Plan Year. If no election is made to defer, the amount deferred shall be zero.

3.1.2 Crediting Deferred Compensation. An amount equal to the amount deferred by a Participant, who is a Non-Employee Director, for a Plan Year shall be credited by the Committee as a Deferred Compensation Credit to the Deferred Compensation Account of the Participant as of the date on which the applicable Retainer Fee or Meeting Fee would have otherwise been paid to the Participant.

3.1.3 Administrative Rules Governing Deferral Elections.

(a) General Rule.

(i) Timing of Elections. An election by a Participant to defer his Retainer Fee or Meeting Fees pursuant to Section 3.1.1 shall be made by executing and delivering to the Committee a Deferral Election Form not later than December 31 immediately preceding the Plan Year with respect to which Services will be performed. Such election shall be irrevocable as of each December 31 with respect to the Retainer Fee and Meeting Fees for which an election has been made (or continues).

(ii) Duration of Elections. Effective for elections for the Plan Year beginning January 1, 2008 (elections to be made on or before December 31, 2007), a Participant’s election shall continue in effect for future Plan Years until revoked or amended by the Participant. To be effective, a revocation or amendment must occur on or before the December 31 immediately preceding the Plan Year for which such revocation or amendment is to take effect. If no election is made to defer, the election for zero deferrals shall likewise remain in effect until a timely deferral is made for a subsequent Plan Year.

(b) Certain First Year Directors. The following provision shall become effective upon the later of January 1, 2008, or the date approved in writing by the Committee:

(i) Timing of Elections. A Non-Employee Director may, within 30 days of being first elected or first appointed (so long as he has not previously been “eligible” to participate in the Plan or in any other nonqualified deferred compensation plan of BB&T or of any Affiliate that is required to be aggregated with the Plan within the meaning of Section 409A), elect to participate in the Plan and defer the portion of the Retainer Fee and Meeting Fees to be earned for services to be performed subsequent to the deferral election and ending on December 31 of that Plan Year by delivering a properly executed Deferral Election Form to the Committee. Such election shall be irrevocable when made.

(ii) Duration of Elections. Such election by first year Non- Employee Directors shall continue in effect for future Plan Years until revoked or amended by the Participant. To be effective, a revocation or amendment must occur on or before the December 31 immediately preceding the Plan Year for which such revocation or amendment is to take effect.

3.2 Vesting. The interest of a Participant in his Deferred Compensation Account shall be fully vested (i.e., nonforfeitable) at all times.

3.3 Payment of Deferred Compensation.

3.3.1 Distribution.

(a) In General. Except as otherwise provided in Section 3.4 (Unforeseeable Emergency Payments), the vested Accrued Benefit of a Participant shall be distributed to or with respect to a Participant only upon the Participant’s Separation from Service. Payment of benefits on account of a Separation from Service shall be made in accordance with Section 3.3.2. Payment of benefits on account of the death of the Participant shall be made in accordance with Section 3.3.3.

(b) No Acceleration. Except as otherwise provided in Section 3.4 (Unforeseeable Emergency Payments) and permitted under Section 409A, no acceleration of the time and form of payment of a Deferred Compensation Account, or any portion thereof, shall be permitted.

3.3.2 Payment of Benefits upon Separation from Service.

(a) Form of Distribution. The vested Accrued Benefit of a Participant who has incurred a Separation from Service shall be paid to the Participant or applied for his benefit under one of the following options.

(i) Term Certain Option. Payment of the Participant’s vested Accrued Benefit to him in approximately equal monthly installments over a term certain elected by the Participant not to exceed 180 months; or

(ii) Lump Sum Option. Payment of the Participant’s vested Accrued Benefit to him in a lump sum.

The election of the form (i.e., Term Certain Option or Lump Sum Option) of distribution (the “Form Election”) shall be made by the Participant on the Distribution Election Form filed with the Committee as provided in Section 3.3.2(c). All Form Elections must, subject to Section 3.3.2(c)(iv), be consistent with all previous Form Elections. Subject to Section 3.3.2(c), if the Participant fails to elect a distribution option or fails to make a timely election, his vested Accrued Benefit shall be paid to him under the Lump Sum Option. The amount of a Participant’s vested Accrued Benefit for purposes of any distribution made pursuant to this Section 3.3.2 shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee.

(b) Commencement and Timing of Distribution. Except as otherwise provided in Section 3.4 (Unforeseeable Emergency Payments), no benefit payments will be made to the Participant from the Plan under this Section 3.3.2 until the Participant has incurred a Separation from Service. Payment of his vested Accrued Benefit shall commence within one of the following periods.

Option (1)

         Distribution shall commence within the 60-day period next following the date the Participant incurs a Separation from Service; provided that if such 60-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment.

Option (2)

         Distribution shall commence within the period beginning on the first day of January of the Plan Year which next follows the Plan Year in which the Participant incurred a Separation from Service and ending on the last day of February of such Plan Year.

Option (3)

         Distribution shall commence within the 60-day period next following the date the Participant attains age 65 (provided the Participant has incurred a Separation from Service); provided that if such 60-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment.

Option (4)

         Distribution shall commence within the period beginning on the first day of January of the Plan Year which next follows the Plan Year in which the Participant attains age 65 (provided the Participant has incurred a Separation from Service) and ending on the last day of February of such Plan Year.

The election of the date as of which distribution shall commence (the “Timing Election”) shall be made by the Participant on the Distribution Election Form filed with the Committee as provided in Section 3.3.2(c). If the Participant fails to elect one of these options, fails to make a timely election, or fails to make consistent elections for all deferrals, Option (1) will be deemed to have been elected by the Participant.

(c) Timing and Duration of Elections.

(i) Elections for 2005, 2006, and 2007. On or before December 31, 2007, Participants may make Form Elections and Timing Elections with respect to fees for Plan Years 2005, 2006, and 2007; provided that (A) no amount subject to the elections shall otherwise be payable in the year in which the election is made; and provided further that (B) such election shall not cause an amount to be paid in the year of election that would not otherwise be payable in such year, and (C) that all Form Elections shall be consistent with each other and all Timing Elections shall be consistent with each other. Such elections shall continue in effect for future Plan Years unless subsequent elections pursuant to Section 3.3.2(c)(iv) are made and become effective.

(ii) Elections for 2008. On or before December 31, 2007, Participants in the Plan at such time shall make Form Elections and Timing Elections on Distribution Election Forms with respect to fees to be earned in Plan Year 2008. Such elections of a Participant shall, subject to Section 3.3.2(c)(iv), be consistent with the Form Elections and Timing Elections made by the Participant for 2005, 2006 and 2007 and prior years. Such elections shall continue in effect for future Plan Years unless subsequent elections pursuant to Section 3.3.2(c) (iv) are made and become effective.

(iii) Initial Distribution Elections. On or before the December 31 that immediately precedes the Plan Year in which he is first eligible to participate in the Plan, a Participant shall make a Form Election and Timing Election on a Distribution Election Form. A Non-Employee Director who is eligible to make an election pursuant to Section 3.1.3(b) shall make a Form Election and Timing Election on a Distribution Election Form within 30 days of his election or appointment as a Non- Employee Director. Such elections shall continue in effect for future Plan Years unless subsequent elections pursuant to Section 3.3.2(c)(iv) are made and become effective.

(iv) Subsequent Elections. A Participant may change the elections made under Section 3.3.2(c) (i), (ii), and/or (iii) above only if the following conditions are met:

(A)	The time and form of payment is permitted under the terms of the Plan and that if the time and form of payment is changed, the time and form of all previous Form Elections and Timing Elections is changed to a consistent time and form of payment; and

(B)	Such subsequent election shall not take effect until at least 12 months after the date on which the election is made; and

(C)	The payment with respect to which such subsequent election is made is deferred for a period of not less than 5 years from the date such payment would otherwise be made (for this purpose, payments under the Term Certain Option shall be treated as a single payment); and

(D)	Any subsequent election shall not be made less than 12 months prior to the date of the first scheduled payment; and

(E)	The election shall be irrevocable as of the last date it can be made.

(d) Medium of Distribution. Distribution of a Participant’s vested Accrued Benefit shall be made in cash.

(e) Installment Payments. If the Participant’s vested Accrued Benefit is to be distributed in installments pursuant to the Term Certain Option, the amount of each monthly installment shall be equal to the value of the Deferred Compensation Account as of the date benefit payments are to commence multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the total number of installments to be paid. As of each February 1 (the “Annual Valuation Date”), the amount of the monthly installment payment shall be adjusted so that for the 12 consecutive month period beginning on such Annual Valuation Date the amount of each monthly installment payment shall be equal to the value of the Deferred Compensation Account on such Annual Valuation Date multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining to be paid. The Deferred Compensation Account shall continue to be adjusted as provided in Section 3.6 until the entire balance credited to the Deferred Compensation Account has been paid.

3.3.3 Payment of Death Benefit. On the death of a Participant, his vested Accrued Benefit shall be paid to his Beneficiary in accordance with the following special provisions.

(a) Death Before Payments Begin. If the Participant dies before payment of his vested Accrued Benefit begins under Section 3.3.2, payment of his vested Accrued Benefit to his Beneficiary shall commence as soon as practicable following the date of the Participant’s death but in no event later than the 90th day next following the date of the Participant’s death; provided that if such 90-day period begins in one calendar year and ends in another, the Beneficiary shall not have a right to designate the calendar year of payment. The amount of the Participant’s vested Accrued Benefit for purposes of any distribution made pursuant to this Section 3.3.3 shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee. The vested Accrued Benefit of the Participant shall be paid to the Beneficiary in cash under the Lump Sum Option described in Section 3.3.2(a)(ii).

(b) Death After Payments Begin. If the Participant dies on or after payment of his vested Accrued Benefit commences under Section 3.3.2, the remaining payments (if any) that would have been made to the Participant had he not died shall be made to the Participant’s Beneficiary in the same manner as they would have been paid to the Participant had he lived.

3.3.4 Rules. The Committee may from time to time adopt additional policies or rules governing the manner in which distributions will be made from the Plan so that the Plan may be conveniently administered; provided that such policies or rules comply with Section 409 A.

3.4 Unforeseeable Emergency Payments.

3.4.1 Conditions for Request. A Participant may, at any time prior to his Separation from Service, make application to the Committee to receive a cash payment in a lump sum of all or a portion of the total amount credited to his Deferred Compensation Account by reason of an “Unforeseeable Emergency.” The amount of a payment on account of an Unforeseeable Emergency shall not exceed the amount required to meet the financial hardship created by the Unforeseeable Emergency, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship), or the cessation of deferrals under the Plan. For this purpose, an Unforeseeable Emergency shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(l), (b)(2), and (d)(l)(B)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home by natural disaster not otherwise covered by insurance); or (iii) other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee in accordance with Section 409A, and its decision to grant or deny a payment on account of an Unforeseeable Emergency shall be final. The Committee shall apply uniform and nondiscriminatory standards in accordance with Section 409A in making its decision.

3.4.2 Written Request. The Participant’s request for a payment on account of an Unforeseeable Emergency must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount requested to be paid from his Deferred Compensation Account, and the total amount of the actual expense incurred or to be incurred on account of hardship.

3.4.3 Processing of Request. The processing of a request for a payment on account of an Unforeseeable Emergency shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request. If a Participant incurs a Separation from Service after a request is approved in accordance with this Section 3.4 but prior to payment, the approval of his request shall be automatically void and the benefits he is entitled to receive under the Plan shall be paid in accordance with the applicable payment provisions of the Plan. If a payment under this Section 3.4 is approved, such payment shall be made in a lump sum within 60 days of the date of approval; provided that if the 60-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment. If the Committee determines that the extent of an Unforeseeable Emergency requires a suspension of the Participant’s deferrals for the Plan Year in which the Unforeseeable Emergency occurs, suspension shall take effect upon the date of approval of such emergency. An Unforeseeable Emergency under this Section 3.4 shall be charged to the Fixed Rate Account and the Investment Fund Accounts with respect to the Participant’s Deferred Compensation Account on a pro rata basis.

3.4.4 Rules. The Committee may from time to time adopt additional policies or rules governing the manner in which such payments because of an Unforeseeable Emergency may be made so that the Plan may be conveniently administered; provided that such policies or rules comply with Section 409A.

3.5 Deemed Investment in Investment Funds. The Committee shall establish and maintain in behalf of each Participant a Deferred Compensation Account. The Committee shall also establish and maintain with respect to each Participant’s Deferred Compensation Account a sub-account entitled the “Fixed Rate Account.” If the Participant elects to have all or a portion of the amount credited to his Deferred Compensation Account deemed invested in one or more of the Investment Funds as provided in this Section 3.5, the Committee shall establish a sub-account entitled “Investment Fund Account” with respect to the amount deemed invested in each Investment Fund. In accordance with procedures adopted by the Committee, a Participant may elect to have all or a portion (in whole percentages of 1%) of the amount credited to his Deferred Compensation Account deemed invested in one or more of the Investment Funds. An election to invest in the Investment Funds shall be made by the Participant in accordance with such rules and procedures as are adopted by the Committee from time to time. Any amounts credited to the Participant’s Deferred Compensation Account which are not deemed to be invested in the Investment Funds shall be credited to the Fixed Rate Account and shall be credited with earnings as described in Section 3.6. Unless modified or revoked by the Participant, an election to invest in the Investment Funds shall continue in effect until such time as the distribution of the Participant’s vested Accrued Benefit is processed by the Committee or its designee in accordance with the provisions of Section 3.3. A Participant unilaterally may modify or revoke his election as of any Adjustment Date by providing advance notice to the Committee in accordance with such rules and procedures as are adopted by the

Committee from time to time. Any amount the Participant has elected to be deemed invested in an Investment Fund shall be converted into Investment Fund Credits with respect to that Investment Fund in the manner and as of the Adjustment Date described in Exhibit D attached hereto, as the same may be amended from time to time by the Committee. The value of any Investment Fund Credits the Participant has elected to be deemed sold from an Investment Fund Account and credited to another Investment Fund Account or to his Fixed Rate Account shall be determined in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. All deemed dividends, capital gains or other income distributions payable with respect to the Investment Fund Credits allocated to an Investment Fund Account shall be converted into Investment Fund Credits in the manner and as of the Adjustment Date described in Exhibit D attached hereto, as the same may be amended from time to time by the Committee. In the event the Committee shall change the manner in which amounts are to be converted to Investment Fund Credits or the manner in which Investment Fund Credits are to be deemed sold, it shall communicate such change to Participants in writing in advance of the date such change is to be effective. Fractional shares shall be accounted for as such. The Investment Fund Accounts shall be adjusted as provided in Section 3.7.

3.6 Adjustment of Fixed Rate Account. Except as provided in Section 3.7 with respect to the adjustment of the Investment Fund Accounts, as of the close of business of BB&T on each Adjustment Date, the Fixed Rate Account with respect to the Deferred Compensation Account of each Participant shall be adjusted in this order.

3.6.1 There shall be debited (i) the total amount of any payments deemed made from such Fixed Rate Account since the next preceding Adjustment Date, and (ii) the total amount deemed applied since the next preceding Adjustment Date to the deemed purchase of Investment Fund Credits for the Investment Fund Accounts of the Participant (which accounts function as sub-accounts of the Deferred Compensation Account).

3.6.2 There shall be credited the total amount of any Deferred Compensation Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

3.6.3 There shall be credited the cash proceeds from the deemed sale of any Investment Fund Credits then allocated to the Investment Fund Accounts of the Participant which the Participant has elected to be credited to his Fixed Rate Account.

3.6.4 There shall be credited an amount equal to the product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account as of such Adjustment Date (after adjustment for any distributions as of such Adjustment Date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

3.7 Adjustment of Investment Fund Accounts. The provisions of this Section 3.7 shall apply separately to each Investment Fund Account of the Participant. As of the close of business of BB&T on each Adjustment Date, the number of Investment Fund Credits allocated to the Investment Fund Account of each Participant shall be adjusted in the following order.

3.7.1 There shall be debited any Investment Fund Credits deemed sold from the Investment Fund Account since the next preceding Adjustment Date.

3.7.2 There shall be credited (i) any shares of the Investment Fund deemed purchased with amounts converted into Investment Fund Credits, and (ii) any additional shares of Investment Fund Credits deemed purchased as a result of any deemed dividends, capital gains, or other income distributions payable since the next preceding Adjustment Date with respect to Investment Fund Credits allocated to the Participant’s Investment Fund Account.

3.8 Rules. The Committee may establish any rules or regulations necessary to implement the provisions of this Section 3.

Section 4. Stock Options. Any Options received from Participant shall be subject to the terms and conditions of the BB&T Corporation Non-Employee Directors’ Deferred Compensation and Stock Option Plan document in effect prior to January 1, 2005.

Section 5. Administration by Committee.

5.1 Membership of Committee. The Committee consists of not less than three nor more than seven individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

5.2 Committee Officers; Subcommittee. The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Chairman of the Committee shall constitute the Plan Administrator and shall be agent for service of legal process on the Plan. In addition, notwithstanding any provision herein, any subcommittee established by the Committee or any Board committee or subcommittee may be granted such authority, and be comprised of such members, as is necessary to comply with the conditions imposed by Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

5.3 Committee Meetings. The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

5.4 Transaction of Business. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

5.5 Committee Records. The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

5.6 Establishment of Rules. Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

5.7 Conflicts of Interest. No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

5.8 Correction of Errors. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

5.9 Authority to Interpret Plan. Subject to the claims procedure set forth in Section 12, the Committee and the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to interpret the Plan and to make determinations as to eligibility for participation and benefits under the Plan. Further, subject to the terms of the Stock Option Subplan, the Committee shall have exclusive jurisdiction to establish such terms of an Option Agreement as the Committee may deem necessary or desirable. Interpretations and determinations by the Committee and the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive on all interested persons. Such interpretations and determinations shall only be set aside if the Committee and the Plan Administrator are found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.

5.10 Third Party Advisors. The Committee may engage an attorney, accountant, or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

5.11 Compensation of Members. No fee or compensation shall be paid to any member of the Committee for his service as such.

5.12 Committee Expenses. The Committee shall be entitled to reimbursement by BB&T for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

5.13 Indemnification of Committee. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and BB&T shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from BB&T’s own assets), each member of the Committee and each other officer, Employee, or director of BB&T to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct, or gross negligence.

Section 6. Funding.

The obligation of the Company to make payments pursuant to Section 3 shall constitute a general unsecured obligation of the Company to the Participant. Notwithstanding the foregoing, BB&T shall establish and maintain a special separate fund as provided for in the document entitled “BB&T Corporation Non-Qualified Deferred Compensation Trust.” The Company shall make contributions to the trust from time to time in accordance with Section 5 thereof. Notwithstanding the foregoing, no Participant or his Beneficiary shall have any legal or equitable rights, interest, or claims in any particular asset of the trust or the Company by reason of the Company’s obligation under Section 3, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the trust or the Company pursuant to Section 3, such right shall be no greater than the right of an unsecured creditor of the Company.

Section 7. Allocation of Responsibilities.

The persons responsible for the Plan and the duties and responsibilities allocated to each, which shall be carried out in accordance with the other applicable terms and provisions of the Plan, shall be as follows.

7.1 Board.

(i) To amend the Plan (other than the Exhibits);

(ii) To appoint and remove members of the Committee;

(iii) To terminate the Plan; and

(iv) To take any actions required to comply with federal and state securities laws (except to the extent that the Committee or a committee or subcommittee established pursuant to Section 5.2 is authorized to do so).

7.2 Committee.

(i) To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 12 relating to claims procedure;

(ii) To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iii) To account for the Accrued Benefits of Participants;

(iv) To direct the Company in the payment of benefits;

(v) To establish the terms of the Option Agreements; and

(vi) To the extent necessary or advisable, to amend the Exhibits attached hereto.

7.3 Plan Administrator.

(i) To file such reports with government agencies to which reports may be required to be submitted from time to time;

(ii) To provide for disclosure of Plan provisions and other information relating to the Plan to Participants and other interested parties; and

(iii) To administer the claims procedure to the extent provided in Section 12.

Section 8. Benefits Not Assignable; Facility of Payments.

8.1 Benefits Not Assignable. Except as provided in Section 4.7, no portion of any benefit held or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any portion of such benefit be in any manner payable to any assignee, receiver, or any one trustee, or be liable for a Participant’s debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

8.2 Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally, or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 9. Beneficiary.

The Participant’s Beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his

Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant’s estate. The designation of a Beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a Beneficiary (the “Primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the Contingent Beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no Contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.

Section 10. Amendment and Termination of Plan.

The Board may amend or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant’s Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accrued Benefit, nor shall any such amendment adversely affect outstanding Options or any unexercised rights thereunder or in any way impair the rights of a Participant with respect to his Options, without the Participant’s prior written consent to such amendment. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Notwithstanding the foregoing, and until otherwise decided by the Board, the officer of the Company specifically designated in resolutions adopted by the Board shall have the authority to amend the Plan to provide for the merger or consolidation of another directors’ deferred compensation and/or stock option plan into this Plan, and in connection therewith, to set forth any special provisions that may apply to the participants in such other plan as an Exhibit attached hereto. Upon termination of the Plan, distribution of the Accrued Benefit of a Participant shall be made to the Participant or his Beneficiary in the manner and at the time described in Section 3 of the Plan and in accordance with Section 409 A. No additional credits of Deferred Compensation Credits shall be made to the Deferred Compensation Account of a Participant following termination of the Plan, but the Deferred Compensation Account of each Participant shall continue to be adjusted as provided in Section 3 until the balance of the Deferred Compensation Account of the Participant has been fully distributed to him or his Beneficiary. In no event shall the termination of the Plan adversely affect outstanding Options or any unexercised rights hereunder or in any way impair the rights of any Option holder without his consent.

Section 11. Communication to Participants.

BB&T shall communicate the principal terms of the Plan to the Participants. BB&T shall make a copy of the Plan available for inspection by Participants and their Beneficiaries during reasonable hours, at the principal office of BB&T.

Section 12. Claims Procedure.

The following claims procedure shall apply with respect to the Plan.

12.1 Filing of a Claim for Benefits. If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid or provided to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Section 12 shall be taken instead by another member of the Committee designated by the Committee.

12.2 Notification to Claimant of Decision. Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant, prior to expiration of the initial 90-day period, written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth, (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan Administrator fails to notify the Claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

12.3 Procedure for Review. Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

12.4 Decision on Review. The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner.

12.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

12.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

12.4.3 The decision of the Committee shall be final and conclusive.

12.5 Action by Authorized Representative of Claimant. All actions set forth in this Section 12 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 13. Parties to the Plan.

Subject to the approval of the Board, an Affiliate may adopt this Plan and become an employer-party to this Plan by resolutions approved by its Board of Directors. The Affiliates which are employer-parties to this Plan are listed on Exhibit E attached hereto, as the same may be amended from time to time by the Committee. The following special provisions shall apply to all employer-parties to the Plan.

13.1 Single Plan. The Plan shall apply as a single plan with respect to all parties as if there were only one employer-party.

13.2 Service; Allocation of Costs. Service for purposes of the Plan shall be interchangeable among employer-parties to the Plan and shall not be deemed interrupted or terminated by the transfer at any time of a Participant from the Service of one employer-party to the Service of another employer-party.

13.3 Committee. The Committee which administers the Plan as applied to BB&T shall also be the Committee as applied to each other employer-party to the Plan.

13.4 Authority to Amend and Terminate. The Board of BB&T shall have the power to amend or terminate the Plan as applied to each employer-party.

Section 14. Miscellaneous Provisions.

14.1 Notices. Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Plan Administrator with his current address for the mailing of notices, reports, and benefit payments; provided that the Company may use the last address on file with it as a valid address. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address (and the Participant or Beneficiary can incur additional taxes and penalties under Section 409A). This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

14.2 Lost Distributees. A benefit shall be deemed forfeited if the Plan Administrator is unable after a reasonable period of time to locate the Participant or Beneficiary to whom payment is due. Such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for the forfeited benefit, although the benefits may be subject to additional taxes and penalties under Section 409A.

14.3 Reliance on Data. The Company, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant; and the Company, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

14.4 Receipt and Release for Payments. Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Company with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

14.5 Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

14.6 Construction. The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina, without effect of its conflict of laws provisions.

14.7 Nonavailability of Company. The Company does not guarantee the Participants, former Participants, or Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the Plan, nor does the Company guarantee to any of them that the assets of the Company will be sufficient to provide any or all benefits payable under the Plan at any time, including any time that the Plan may be terminated or partially terminated.

14.8 Severability. All provisions contained in this Plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, this Plan shall be interpreted as if such invalid provisions were not contained herein.

14.9 Merger and Consolidation. The Company shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust, or other entities (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations, and liabilities of the Company under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

14.10 Taxes. The Company shall satisfy all federal, state, and local tax reporting (and withholding, if applicable) requirements prior to making any benefit payment under the Plan. Whenever under the Plan payments are to be made by the Company in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. Whenever payments shall be made in BB&T Common Stock, the Company shall have the right to require the Participant (or Beneficiary) to remit to the Company an amount sufficient to satisfy all federal, state, and local withholding tax requirements as a condition to the registration of the transfer of such BB&T Common Stock on the books of BB&T.

Section 15. Timing of 2005 Deferrals and Compliance with Section 409A

15.1 Timing of 2005 Deferrals. The requirements of Section 3.1.3 relating to the timing of deferral elections shall not apply to any deferral elections for 2005 made on or before March 15, 2005, provided that (a) the amounts to which the deferral election relates have not been paid or become payable at the time of the election, (b) the Plan was in existence on or before December 31, 2004, (c) the elections to defer compensation are made in accordance with the terms of the Plan as in effect on December 31, 2005 (other than a requirement to make a deferral election after March 15, 2005), (d) the Plan is otherwise operated in accordance with the requirements of Section 409A with respect to deferrals subject to Section 409A, and (e) the Plan is amended to comply with Section 409A in accordance with the statute and related regulations and other guidance.

15.2 Compliance with Section 409A. Notwithstanding any other provision in the Plan or any agreement to the contrary, if and to the extent that Section 409A is deemed to apply to the Plan, it is the general intention of BB&T that the Plan shall comply with Section 409A, related regulations, or other guidance, and the Plan shall, to the extent practicable, be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that Section 409A, related regulations or other guidance require that any special terms, provisions, or conditions be included in the Plan, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan. Further, in the event that the Plan shall be deemed not to comply with Section 409A or any other related regulations or other guidance, then neither BB&T, the Board of Directors of BB&T, the Compensation

Committee of the Board, nor their designees or agents shall be liable to any person for actions, decisions or determinations made in good faith.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan is executed in behalf of BB&T on this 23rd day of October, 2007, to be effective as of January 1, 2005.

BB&T CORPORATION

By:	/s/ Kelly S. King
Kelly S. King, Chief Operating Officer

Attest:

/s/ M. Patricia Oliver
Secretary M. Patricia Oliver

[Corporate Seal]